EXHIBIT 10.12(a)

[*]	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

AGREEMENT NUMBER: 200903

STOP LOSS REINSURANCE AGREEMENT

made between

OMEGA GENERAL INSURANCE COMPANY

A company organized and existing under the laws of Canada

(hereinafter referred to as the “Reinsured”)

and

AMERICAN PET INSURANCE COMPANY

A company organized and existing under the laws of New York,

(hereinafter referred to as the “Reinsurer”)

WHEREAS: The parties to this Agreement having entered into a separate Fronting and Administration Agreement (herein referred to as the “FAA”) effective January 1, 2010 wherein the Reinsured is willing to cede, and the Reinsurer is willing to accept, certain risks underwritten by the Reinsured as contemplated under the FAA.

and

WHEREAS: The Reinsured has also entered into a Representation Agreement with the Broker as defined in the FAA.

and

WHEREAS: For and in consideration of the Premium specified in this Agreement being paid by the Reinsured to the Reinsurer and subject always to the terms and conditions of this Agreement, the Reinsurer agrees to indemnify the Reinsured as follows:

ARTICLE 1 INTEREST CLAUSE

This Agreement is to indemnify the Reinsured in respect of liability, which may accrue to them under any and all policies and/or contracts of insurance in respect of the business produced by the Broker and underwritten pursuant to the FAA, and in accordance with underwriting and claims handling guidelines set out therein. At no time shall the Reinsured accept or underwrite business not provided for in the FAA for this reinsurance.

ARTICLE 2 PERIOD CLAUSE

This Agreement is in respect of losses as herein defined pertaining to risks attaching during the period specified in the FAA.

ARTICLE 3 EXCLUSIONS

This Agreement follows the underlying coverage issued to the policyholders of the Reinsured in accordance with the FAA. For further clarity, this Agreement does not contain any exclusions or limitations, which are not present in the underlying policies.

ARTICLE 4 REINSURING CLAUSE

A.	The Reinsurer hereby agrees to pay the Reinsured 100% of the annual Net Underwriting Loss incurred on the subject portfolio underwritten by the Reinsured as business under the FAA (“Business”), in excess of the Net Premium Retained by the Reinsured.

B.	The term “Net Underwriting Loss” shall mean the total sum paid by the Reinsured for all losses or liability in respect of the Business covered hereunder.

Calculation of the Net Underwriting Loss hereunder, shall include all costs and adjustment expenses arising from the handling of claims, other than the salaries of employees and the office expenses of the Reinsured.

C.	The term “Net Premium Retained” shall mean the gross premium charged to the policyholder, less broker acquisition costs (including profit commission where applicable), less premium tax incurred by the Reinsured, less the premium paid under Article 8 of this Agreement, less [*].

For purposes of the Net Premium Retained calculation, prior to any calendar year end, the Reinsured will estimate the premium tax incurred to be 3.75% of the gross premiums charged to the policyholders.

D.	The Reinsurer hereby agrees to pay the Reinsured, in cash, the amount identified in the above Article 4A, upon presentation of supporting documentation by the Reinsured. The Reinsured undertakes to provide up-dated loss information including paid and outstanding claims on a quarterly basis, no later than 45 days after the end of each calendar quarter. The Reinsurer will have the option of authorising the Reinsured to deduct such amounts due hereunder from premium funds due to the Reinsurer, but in any event, the Reinsurer agrees to fund the subject losses either by “offset” or direct payment as soon as supporting documentation is received.

*Confidential Treatment Requested.

ARTICLE 5 ULTIMATE NET UNDERWRITING LOSS SETTLEMENT CLAUSE

The Reinsured will continue to update the calculations in the above Article 4A on a quarterly basis until the natural extinction of the subject portfolio.

ARTICLE 6 NET RETAINED LINES CLAUSE

This Agreement shall only protect that portion of any Business the subject matter of this Agreement which is above the Reinsured’s net retention as agreed in advance with the Reinsurer. The Reinsurers’ liability hereunder shall not be increased due to an error or omission which results in an increase in, the Reinsured’s net retention nor by the inability of the Reinsured to collect from any other reinsurer any amounts which may have become due from them whether such inability arises from the insolvency of such other reinsurer or otherwise.

ARTICLE 7 TERRITORIAL LIMITATIONS

This Agreement is in respect of Business in Canada.

ARTICLE 8 PREMIUM CLAUSE AND UNLIMITED RECOURSE

The Reinsured hereby agrees to pay the Reinsurer a premium equal to [*]. This premium shall be paid to the Reinsurer on a quarterly basis, forty-five (45) days following the end of each calendar quarter, or fifteen (15) days following the month in which the premium is received by the Reinsured, whichever is later. The Reinsurer also acknowledges that the Reinsured has agreed that the producing broker may remit the subject premium directly to the Reinsurer and that such premiums are deemed to have been received by the Reinsurer when due. Failure on the part of the producing broker to remit the premiums to the Reinsurer when due will not affect the Reinsured’s right to recover amounts due to it under this Agreement

ARTICLE 9 CURRENCY CLAUSE

For the purpose of this Agreement all currencies are expressed in Canadian dollars. Any losses involving other than Canadian currency shall be converted into Canadian currency at the rates of exchange used in the Reinsured’s books, or where there is a specific remittance for a loss settlement, at the rates of exchange used in making such remittance.

ARTICLE 10 UNDERWRITING POLICY CLAUSE

It is a condition precedent to the Reinsurer’s liability hereunder that the Reinsured shall not introduce at any time after the Reinsured enters into this Agreement any change in the FAA without the prior written approval of the Reinsurer.

ARTICLE 11 INSPECTION OF RECORDS CLAUSE

For as long as either party retains any liability hereunder the Reinsured shall, upon request by the Reinsurer, make available at the Reinsured’s head

*Confidential Treatment Requested.

office for inspection at any reasonable time by such representatives as may be authorised by the Reinsurer for that purpose, all information relating to business reinsured hereunder (including actuarial reviews and evaluations) in the Reinsured’s possession or under its control and the said representatives may arrange for copies to be made of any of the records containing such information as they may require.

ARTICLE 12 AMENDMENTS AND ALTERATIONS CLAUSE

Any amendments and/or alterations to this Agreement that are agreed either by correspondence and/or Broker’s Slip endorsements, shall be automatically binding on the parties and unless otherwise agreed by the parties hereto shall be formally documented by an exchange of correspondence signed by the parties or by the issue of a contract addendum which shall be considered to form an integral part hereof.

ARTICLE 13 ERRORS OR OMISSIONS CLAUSE

Any inadvertent errors or omissions on the part of either the Reinsured or the Reinsurer shall not relieve the other party from any liability which would have attached hereunder, provided that such errors or omissions shall be rectified as soon as possible after discovery. Nevertheless, nothing contained in this Article shall be held to override any of the terms and conditions of this Agreement and no liability shall be imposed on the other party greater than would have attached hereunder had such errors or omissions not occurred.

ARTICLE 14 CLAIMS NOTIFICATION AND SETTLEMENTS CLAUSE

The Reinsured undertakes to advise the Reinsurer as soon as possible in the event of a loss being likely to arise hereunder together with an estimate of the Reinsurer’s liability and thereafter keep the Reinsurer fully informed of any developments regarding the original claims. In addition, the Reinsured shall provide to the Reinsurer with quarterly information on all claims made under the subject agreement, even if the aggregate total of such claims does not exceed the Reinsured’s retention.

All losses under the program will be adjusted on behalf of the Reinsured by claim handlers selected by mutual agreement between the Reinsured and the Reinsurer.

All loss settlements made by the Reinsured shall be binding upon the Reinsurer, provided such settlements are within the terms and conditions of the original policies and/or contracts and within the terms and conditions of this Agreement, and amounts falling to the share of the Reinsurer shall be payable by them upon reasonable evidence being given by the Reinsured.

ARTICLE 15 INSOLVENCY CLAUSE

Where an Insolvency Event (as defined below) occurs in relation to the Reinsured the following terms shall apply (and, in the event of any inconsistency between these terms and any other terms of this Agreement, these terms shall prevail):

A.	Notwithstanding any requirement in this Agreement to the contrary:

(i)	the Reinsurer shall be liable to pay the Reinsured even though the Reinsured is unable actually to pay, or discharge its liability to, its policyholder; but

(ii)	nothing in this clause shall operate to accelerate the date for payment by the Reinsurer of any sum which may be payable to the Reinsured but for it being the subject of any Insolvency Event.

B.	The existence, quantum, valuation and date for payment of any sum which the Reinsurer is liable to pay the Reinsured under this Agreement shall be those and only those for which the Reinsurer would be liable to the Reinsured if the liability of the Reinsured to its policyholders had been determined without reference to any term in any composition or scheme of arrangement or any similar such arrangement, entered into between the Reinsured and all or any part of its policyholders, unless and until the Reinsurer serves written notice to the contrary on the Reinsured in relation to any composition or scheme of arrangement.

C.	The Reinsurer shall be entitled (but not obliged) to set-off, against any sum which it may be liable to pay the Reinsured, any sum for which the Reinsured is liable to pay the Reinsurer.

D.	The Reinsurer shall be entitled (but not obliged) to assume direct control of any losses under this program by giving notice to the policyholder, the Reinsured or its representative. The Reinsurer will then assume total responsibility for such losses as though they had issued the underlying policy.

An Insolvency Event shall occur if:

(i)	(a)	(for the purposes of and in relation to A, B, C and D above) a winding up petition is presented in respect of the Reinsured or a provisional liquidator is appointed over it or if the Reinsured goes into administration, administrative receivership or receivership or if the Reinsured has a scheme of arrangement or voluntary arrangement proposed in relation to all or any part of its affairs; or

	(b)	(for the purposes of and in relation to A above) the Reinsured goes into compulsory or voluntary liquidation;

	(c)	(for the purposes of and in relation to D above) the Reinsured becomes subject to any regulatory intervention.

or, in each case, if the Reinsured becomes subject to any other similar insolvency process; and

	(ii)	the Reinsured is unable to pay its debts as and when they fall due within the meaning relevant Canadian law or statute.

ARTICLE 16 TERMINATION CLAUSE

Either party shall have the right to terminate this Agreement immediately by giving the other party written notice:

A.	If the performance of the whole or any part of this Agreement is prohibited or rendered impossible de jure or de facto in particular and without prejudice to the generality of the preceding words in consequence of any law or regulation which is or shall be in force in any country or territory or if any law or regulation shall prevent directly or indirectly the remittance of any or all or any part of the balance of payments due to or from either party.

B.	If the other party has become insolvent or unable to pay its debts or has lost the whole or any part of it’s paid up capital.

C.	If there is any material change in the ownership or control of the other party.

D.	If the country or territory in which the other party resides or has its head office or is incorporated shall be involved in aimed hostilities with any other country whether war be declared or not or is partly or wholly occupied by another power.

E.	If the other party shall have failed to comply with any of the terms and conditions of this Agreement.

After the date of any such termination the liability of the Reinsurers hereunder shall cease outright other than in respect of losses which have occurred prior thereto.

All notices of termination in accordance with any of the provisions of this paragraph shall be by Telex, Facsimile, Telegram or any other permanent means of instantaneous communication, and shall be deemed to be served upon despatch or where communications between the parties are interrupted upon attempted despatch.

All notices of termination served in accordance with any of the provisions of this Article shall be addressed to the party concerned at its head office or at any other address previously designated by that party.

Notwithstanding anything in this Agreement to the contrary if one party is in default of this Agreement and if such default is capable of being cured the non defaulting party shall give written notice of the default in reasonable detail to the non defaulting party who shall be given 60 days or such additional time as the non defaulting party may consider reasonable to cure such default prior to the non defaulting party terminating this Agreement for such default.

ARTICLE 17 ARBITRATION CLAUSE

1. In the event that any dispute arises between the parties signatory to this agreement, whether such dispute arises during or after the term of this agreement, and as a precedent to any right of action hereunder a meeting will be held between representatives of each of the parties with decision making authority to settle the dispute. At the meeting the parties will attempt in good faith to negotiate an informal resolution of the dispute. If the dispute is not resolved through negotiation within 10 Business Days the parties hereby agree to submit their dispute to Arbitration. Upon the written request of either party to the dispute the parties shall select an arbitrator from among persons with not less than 10 years experience in the insurance or reinsurance business, as persons engaged in the industry itself or as lawyers or other professional advisors, or as otherwise agreed by the parties. If the parties are unable to agree on an arbitrator within 30 days after receipt of written notice from the other party requesting it to do so then either party may proceed pursuant to the Arbitration Act, 1991 (Ontario) to have an arbitrator appointed.

2. The arbitrator shall interpret this agreement as an honourable engagement and not as a legal obligation; they are relieved of all judicial formalities and may abstain from following the strict rules of law, and they shall make their award with a view to effecting the general purpose of this agreement in a reasonable manner rather than in accordance with a literal interpretation of the language. Each party shall submit its case to the arbitrator within 30 days of the appointment of the arbitrator.

3. The arbitrator, so far as is permissible under the law and practice of the place of arbitration, shall have power to fix all procedural rules for the holding of the arbitration including discretionary power to make orders as to any matters which it may consider proper in the circumstances of the case with regard to pleadings, discovery, inspection of the documents, examination of witnesses and any other matter whatsoever relating to the conduct of the arbitration and may receive and act upon such evidence whether oral or written strictly admissible or not as it shall in its discretion think fit.

4. The decision in writing of the arbitrator shall be final and binding on both parties. Judgement may be entered upon the final decision of the arbitrator in any court in Canada having jurisdiction. The arbitrator shall determine who pays the expense of the arbitration. The arbitration will take place in Toronto, Ontario, Canada, or such other venue in Ontario, Canada as determined by the arbitrator.

ARTICLE 18 JURISDICTION CLAUSE

This Agreement shall be governed by the laws of Ontario, Canada.

ARTICLE 19 INTERMEDIARY CLAUSE

The parties to this agreement recognize and accept that there is no intermediary involved in the placement or handling of this Agreement and that the relationship is direct between the Reinsured and the Reinsurer.

ARTICLE 20 WARRANTIES AND/OR SPECIAL CONDITIONS CLAUSE

The parties to this agreement hereby warrant and confirm that they are licensed in good standing in their respective regulatory jurisdictions and that they are authorized to carry on the business of Insurance or Reinsurance for the line of business contemplated by this Agreement. The parties also warrant and confirm that they have the necessary authority to enter in to and execute this Agreement, and that both have accepted the terms and conditions of the FAA.

ARTICLE 21 COUNTERPARTS

This Agreement may be executed in any number of counterparts and by the parties to it on separate counterparts and by facsimile transmission, each of which is an original but all of which together constitute one and the same instrument.

SIGNED

For the Reinsured, OMEGA GENERAL INSURANCE COMPANY

/s/ Philip H. Cook
Philip H. Cook CEO

SIGNED

For the Reinsurer, AMERICAN PET INSURANCE COMPANY

/s/ Howard E. Rubin